Exhibit 10.2D

PERSONAL AND CONFIDENTIAL

December 19, 2008

Mr. George W. Patrick

American Water

1025 Laurel Oak Road

Voorhees, New Jersey 08043

RE:	Third Amendment to Change in Control Agreement

Dear	George:

This letter amends the Change in Control Agreement, dated January 1, 2000, (the “Original Agreement”) between you and American Water Works Company, Inc. (the “Company”), as amended by the letter Agreement between you and the Company dated May 24, 2004 (the “First Amendment”) and the second letter Agreement between you and the Company dated July 27, 2005 (the “Second Amendment”). (Your Original Agreement, the First Amendment and the Second Amendment are collectively referred to in this letter as “your Change in Control Agreement”). The purpose of this letter is to amend the Change in Control Agreement only insofar as amendments are required to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Defined terms used in this letter agreement and not otherwise defined herein shall have the meaning ascribed to them by your Change in Control Agreement.

In accordance with the terms of the Second Amendment, the term of your Change in Control Agreement expired on May 31, 2006 (the “Expiration Date”); however, since your employment continued through the Expiration Date, your Second Amendment provides that you will receive certain benefits upon your termination of employment with the Company notwithstanding the termination of your Change in Control Agreement. These severance benefits will be deemed to constitute nonqualified deferred compensation subject to the requirements of section 409A of the Code because they may be paid to you on account of a voluntary termination of your employment. Therefore, to avoid adverse tax consequences under section 409A of the Code, these severance benefits must be paid to you in a manner that complies with the requirements of section 409A of the Code. As a result, it is hereby agreed that:

1. When your employment with the Company is terminated by you or the Company for any reason (other than by the Company for Cause), the Company will pay to you the severance as stated in the Change in Control Agreement, except that, this amount will be paid to you in cash in a lump sum within 15 days following your termination of employment, unless at the time of your termination of employment you are a “specified employee” (as defined below under paragraph 4) in which case this amount will be paid to you at the time described in paragraph 4 below.

2. You and your spouse, if applicable, will be entitled to be covered under the Retiree Medical Plan, as defined in Section 5.09(e) of the RWE Agreement, and to be provided the post-retirement medical and life insurance benefits specified in Section 5.09(e) of the RWE Agreement that applies to other members of the Retiree Group, effective as of the date of your termination of employment

3. The severance benefits payable to you as described in this letter are intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this letter shall be interpreted to

Mr. George Patrick

Third Amendment to Change in Control Agreement

December 19, 2008

avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. All payments to be made upon a termination of employment under this letter may only be made upon a “separation from service” under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. In no event may you, directly or indirectly, designate the calendar year of payment.

4. If on the date of your separation from service, you are a “specified employee” under section 409A(a)(2)(B)(i) of the Code and its corresponding regulations, as determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor’s) “specified employee” determination policy, then all severance benefits payable to you under this letter that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six months following your separation from service with the Company (or any successor thereto). The postponed amounts shall be paid to you in a lump sum within 15 days following the date that is six months following your separation from service with the Company (or any successor thereto).

Except as amended hereby, your Change in Control Agreement will remain in effect in accordance with its terms. This letter does not impact or change your rights under your employment agreement with the Company, dated August 27,1999.

Please indicate your agreement to the foregoing by signing and returning to me one copy of this letter by December 31,2008. Please retain the other copy with your personal records.

Sincerely,

American Water Works Company, Inc.

By:	/s/ Donald L. Correll
Donald L. Correll
President and CEO

Agreed:

/s/ George W. Patrick
George W. Patrick

Dated: December 22, 2008